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                                                                     Exhibit 4.6

         uWink, Inc.
         12536 Beatrice St .
         Los Angeles, CA 90066 o
         310.827.6900 310.827.7633 fax
         www.uwink.com



February 15, 2006


S. Raymond Hibarger and Victoria S. Hibarger 4307 Vista Place NE
Tacoma, WA 98422
Dear Ray and Victoria:

I am please to confirm that the uWink Board of Directors has approved the material terms of the license to SNAP set forth in the attached term sheet. The Company hereby undertakes to in good faith enter into definitive documentation with you regarding the license for SNAP, in exchange for your agreement to extend the maturity date of your Promissory Note as set forth below.

Reference is made to the Financing Agreement, Promissory Note and Security Agreement by and between uWink, Inc. and you, each dated as of July 23, 2001 (collectively, the Financing Documents). This will confirm that the total amount owing to you under the Financing Documents as of the date hereof is $184,336.62 and continues to be secured in accordance with the terms of the Financing Documents. This will also confirm your agreement to extend the maturity date of the debt evidenced by the Financing Documents to February 15, 2007. Interest on any unpaid amount shall accrue at 12% per annum.
Best,



Nolan K. Bushnell
Chairman and CEO


Agreed and Accepted:


/s/ S. Raymond Hibarger
---------------------------
S. Raymond Hibarger


/s/ Victoria Hibarger
---------------------------
Victoria Hibarger



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                                PROMISSORY NOTE
                                ---------------

$300,000.00                                                        July 23, 2001
                                                             Pacific, Washington

         1. PROMISE TO PAY - FOR VALUE RECEIVED, uWink, Inc., a Delaware corporation ("Maker"), duly organized and existing under the laws of the State of Delaware with its principal place of business at 5443 Beethoven St., Los Angeles, CA 90066, promises to pay to S. Raymond Hibarger and Victoria S. Hibarger ("Holder"), or order, the principal sum of three hundred thousand ($300,000.00), or so much as may BE outstanding, with interest and charges at the rate set forth below until paid.

         2. PAYMENT - Maker shall pay no finance charge or interest except in the event of default or upon maturity of this Note, whether by acceleration of the indebtedness or otherwise. Maker shall deliver to Holder for deposit into the Collateral Account established pursuant to the Financing Agreement of even date herewith all payments received by Maker on accounts in which Holder has been granted a security interest.

         3. FINAL DUE DATE - Notwithstanding anything to the contrary in paragraph 2, all outstanding principal shall be due and payable in full no later than (i) November 30, 2001, or (ii) the effective date of acceleration of this note in the event of a default hereunder, whichever shall first occur.

         4. PREPAYMENT - Maker shall have the right at any time to prepay the principal in whole or in part, together with all interest and charges accrued to the date of such prepayment, without premium or penalty; provided, however, that any partial prepayment shall not affect Maker's obligation to make payments as provided in paragraph 2.

         5. DEFAULT - The failure by Maker to pay in full the principal balance due 'November 30, 2001 shall constitute a default. In addition, an event of default shall be: the failure of maker to deliver to Holder payments on accounts receivable and other accounts in which Holder has a security interest or Maker's breach of the Security Agreement. the insolvency of Borrower, the filing or commencement of an action by or against Borrower under any chapter of Title 11 of the United States Code, the appointment of a receiver and an assignment by Borrower for the benefit of creditors. In the event of default and if Lender permits no cure of said default, Lender may elect to declare an acceleration of debt; in such event payment of all sums due Lender under this Note shall become immediately due and payable. Further, in the event of default, interest at the rate of 12% per annum, calculated and imposed retroactive to the date of this Note, shall accrue.

         6. WAIVER OF PRESENTMENT - Maker and all guarantors, endorsers, sureties and all persons liable or to become liable on this note hereby severally waive presentment for payment, protest and demand, notice of protest, demand, dishonor or nonpayment of this note and consent that the Holder hereof may extend time of payment or otherwise modify the terms of payment of any part or the whole of this note without affecting the liability of any party to this

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note or of any person to become liable with respect to any indebtedness evidenced hereby. In any action or proceeding to recover any sum herein provided for, no defense of adequacy of security, or that resort must first be had to security or to any other person shall be asserted. All of the terms, covenants, provisions and conditions of this note are made on behalf of and shall apply to and bind the undersigned and its successors and assigns, jointly and severally. Each party signing this note binds himself as principal and not as surety.

         7. SECURITY - This note shall be secured by a grant of a security interest in certain assets of Maker, including inventory and accounts receivable, all as set forth in the Security Agreement executed by Maker of even date herewith.

         8. GOVERNING LAW AND VENUE - This note shall be construed in accordance with the laws of the State of Washington. Venue of any action to interpret or enforce the terms of this Note shall be King County, Washington.

         9. COSTS OF COLLECTION - In case suit is instituted to collect this note or if this note is placed in the hands of an attorney for enforcement or collection, Maker agrees to pay Holder's actual attorney fees and expenses of litigation, including attorney fees and costs on appeal or in any bankruptcy proceeding in which this note must be collected.

         10. LINE OF CREDIT - This Note evidences a revolving line of credit. Advances made by Holder under this Note may be requested orally by Maker. Holder may approve or reject such requests for advances in Holder's sole discretion.


uWink, Inc.,
A Delaware corporation


By /s/
   -----------------------------
    Its President


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(ii), at Lender's sole discretion, pending sales orders supported by signed purchase orders from Borrower's customers plus twenty-five percent (25%) of the value at cost of Borrower's finished goods and raw materials inventories.

                  (b) Accounts eligible for inclusion in the formula above do not include (i) Accounts with respect to which the Account Debtor is an officer, an employee or agent of Borrower or subsidiary of, or affiliated with or related to Borrower or its shareholders officers or directors, or (ii) Accounts with respect to which goods are placed on consignment, trial or other terms by reason of which the payment by Account Debtor is conditional or (iii) Accounts which are subject to dispute, counterclaim or setoff.

         4. (a) A Collateral Account shall be established in Borrower's name which shall be under the sole control and management of Lender, who shall be the sole authorized signatory to the Collateral Account.

                  (b) All payments by Borrower's customers on accounts receivable of Borrower generated from the sales of Internet terminals shall be collected by Lender and deposited in the Collateral Account.

                  (c) Upon deposit of an account receivable payment in the Collateral Account, Lender shall be permitted to apply eighty percent (80%) of such deposit toward the outstanding principal balance due Lender and shall remit to Borrower the balance of twenty percent (20%) of such deposit for use by Borrower in the ordinary course of business. As set forth in paragraph 2 above, in the event of default, all payments received by Borrower from any accounts receivable and from the sale, lease and/or use of Borrower's assets shall be deposited into the Collateral Account.

                  (c) In addition, for so long as any balance remains owing to Lender under this Agreement, Borrower shall deposit into the Collateral Account all payments received by Borrower on accounts in which Lender has been granted a security interest. Failure to deposit into the Collateral Account funds in which Lender has been granted a security interest shall constitute an event of default under this Agreement and under the Promissory Note and Security Agreement executed herewith. Lender shall be permitted, on a daily basis, to apply funds in the Collateral Account to the balance owing on any advances made pursuant to this Agreement.

         5. Borrower shall pay Lender's attorneys fees and expenses incurred in the negotiation, preparation, revision or modification of this Agreement. In the event Lender is required to engage an attorney to enforce Lender's rights under this Agreement or under the Promissory Note, Security Agreement or stock warrant executed by Borrower pursuant to this Agreement, Borrower agrees to pay Lender its reasonable attorneys fees, costs and litigation expenses whether incurred before or during litigation, on appeal or in a proceeding under Title 11 of the United States Code in which Borrower is a debtor.

         6. Borrower agrees to grant to Lender a warrant to purchase up to 50,000 shares of Borrower's common stock at the price of two dollars ($2.00) per share. The stock warrant, which shall be executed independently of this Agreement, shall be in form satisfactory to Lender


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         7. Borrower shall execute a negotiable promissory note payable to
Lender to evidence the obligation created hereunder and shall in addition execute a security agreement and UCC-1 Financing Statement in form satisfactory to Lender. Borrower agrees to grant Lender a security interest in the property identified in paragraph 2 of this Agreement.

         8. This Agreement is subject to the approval of the board of directors of Borrower, which shall provide to Lender a corporate resolution in accordance with Borrower's bylaws, authorizing Borrower to enter into and perform the terms of this Agreement.

         9. Notwithstanding anything to the contrary in this Agreement, the principal advanced by Lender hereunder and all interest and finance charges which may accrue in the event of default shall be due and payable in full no later than November 30, 2001. The failure of Borrower to comply with any of the terms of this Agreement shall constitute a default which Lender may or may not, at Lender's option, permit Borrower to cure. Additional events of default shall include the insolvency of Borrower, the filing or commencement of an action by or against Borrower under any chapter of Title 11 of the United States Code, the appointment of a receiver, an assignment by Borrower for the benefit of creditors and the failure of Borrower to pay to Lender by November 30, 2001 all unpaid principal advanced under this agreement. In the event of default and if Lender permits no cure of said default, Lender may elect to declare an acceleration and payment of all sums due Lender under this Agreement shall become immediately due and payable. Further, in the event of default, interest at the rate of 12% per annum, calculated and imposed retroactive to the date of this agreement, shall accrue.

         11. This Agreement, including all instruments and agreements executed in connection herewith, shall be effective the 23RD day of July, 2001. All advances made by Lender on or after July 23, 2001 shall be subject to the terms hereof and shall be secured by the collateral described in the Security Agreement of even date herewith.

         12. In the event it becomes necessary for Lender to commence a legal action against Borrower to enforce Lender's rights against Borrower, whether arising under this Agreement, the Promissory Note, the Security Agreement, the stock warrant or such other instruments as Borrower and Lender may hereafter execute, Borrower consents to the exclusive jurisdiction of such action in the Superior Court of the State of Washington in and for King County. This Agreement and all instruments executed in connection herewith or furtherance hereof shall be governed by the substantive law of the State of Washington.

         IN WITNESS WHEREOF, the undersigned hereby affix their signature below.


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"Borrower"                                   "Lender"


uWink, Inc.                                  __________________________
                                             S. Raymond Hibarger

By: /s/                                      __________________________
   ______________________________            Victoria S. Hibarger
   Its President



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